  Exhibit 12

                               Continental Homes Holding Corp.

                      Computation of Ratio of Earnings to Fixed
Charges

                                   (Dollars in thousands)


                        SIX MONTHS ENDED
                                                        YEAR ENDED
MAY 31,                    NOVEMBER 30,

--------------------------------------------    ------------------


                                             1991     1992     1993
  1994      1995        1994      1995
                                           -------  -------
-------  -------   -------    -------   --------

Fixed Charges:
  Rent expense............................ $   197  $   178  $
165  $   305   $   363    $   182   $   182
  Interest (expensed or capitalized) -
    homebuilding...........................  8,889    8,662
11,896   13,378    19,528      8,665    10,762
  Interest (expensed or capitalized) -
    joint ventures(1)......................  2,868      885
144       --        --        --         --
  Interest - mortgage banking..............  2,364    1,557
1,343    2,707     2,360      1,048     1,368
                                            ------  -------
-------  -------   -------    -------   -------
    Total fixed charges................... $14,318  $11,282
$13,548  $16,390   $22,251    $ 9,895   $12,312
                                           =======  =======
=======  =======   =======    =======   =======

Earnings:
  Income before taxes and extraordinary
    credits............................... $   477  $ 2,155
$12,083  $23,137   $25,465    $13,688   $18,692
  Fixed charges...........................  14,318   11,282
13,548   16,390    22,251      9,895    12,312
  Interest capitalized(1)(2)..............  (3,486)   2,783
202     (920)   (3,421)    (1,405)     (507)
  Total earnings before fixed charg....... $11,309  $16,220
$25,833  $38,607   $44,295    $22,178   $30,497

Ratio of earnings to fixed charge.........      (3)    1.44x
1.91x    2.36x    1.99x       2.24x     2.48x
                                           ======== ========
======== ========  =======    ========  ========

--------------------------


(1) Reflects the Company's proportionate share of the joint venture.

(2) Since interest capitalized is charged to interest expense when the related assets are sold, this amount represents the change in capitalized interest from the previous period end.

(3) Fiscal 1991 includes a pre-tax writedown of $5,000,000. After giving effect to such writedown, earnings for the fiscal year ended May 31, 1991 were inadequate to cover fixed charges and resulted in a coverage deficiency of
    $3,009,000.

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